Exhibit 99.1

Advance Auto Parts Reports Second Quarter Fiscal 2011 Diluted EPS Increase of 26%
to $1.46; Operating Income Rate Expands to 12.8%

ROANOKE, Va, August 10, 2011 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second quarter ended July 16, 2011. Second quarter earnings per diluted share (EPS) were $1.46 which was a 26% increase over the second quarter last year.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010

Sales (in millions)	$1,479.8	$1,418.0	$3,377.9	$3,248.6

Comp Store Sales %	2.5%	5.8%	1.9%	6.9%

Gross Profit %	49.7%	50.4%	50.2%	50.1%

SG&A %	37.0%	38.3%	39.1%	39.2%

Operating Income %	12.8%	12.1%	11.1%	10.9%

Diluted EPS	$1.46	$1.16	$2.79	$2.34

Avg Diluted Shares (in thousands)	77,426	86,410	79,484	89,303

“We are very pleased with our second quarter results that include double-digit comparable store sales growth in commercial and incremental improvements in DIY,” said Darren R. Jackson, Chief Executive Officer. “Our teams have done a terrific job retooling our operations and financial plans without compromising our core strategic investments to adapt to the reality of the current business environment. We are pleased with our solid start to our third quarter and we remain on track to deliver our financial and strategic objectives for the year.”

Second Quarter and Year-to-Date Highlights

Total sales for the second quarter increased 4.4% to $1.48 billion, compared with total sales of $1.42 billion during the second quarter of fiscal 2010. The sales increase reflects the net addition of 130 new stores during the past 12 months and a comparable store sales gain of 2.5% on top of a 5.8% comparable store sales gain during the second quarter of fiscal 2010. Year-to-date, comparable store sales increased 1.9% which was on top of a 6.9% increase over the same period in fiscal 2010.

The Company's gross profit rate was 49.7% of sales during the second quarter as compared to 50.4% during the second quarter last year. The 72 basis-point decline in the gross profit rate was driven by increased shrink expense, supply chain expense deleverage due to investments in HUBs and higher fuel costs, and increased product acquisition costs, partially offset by continued improvements in merchandising and pricing capabilities. Year-to-date, the Company's gross profit rate was 50.2%, or 10 basis points favorable over the same period in fiscal 2010.

The Company's SG&A rate was 37.0% of sales during the second quarter as compared to 38.3% during the same period last year. This 138 basis point decrease was primarily due to reduced incentive compensation, benefits from the Company's new variable customer driven labor model which includes the anniversary of investment rollout expenses, as well as a significant decrease in support costs. Partially offsetting the expense reductions were increased strategic investments in support of the Company's Service Leadership and Superior Availability strategies as well as higher fuel costs associated with the Company's commercial delivery program. Year-to-date, the Company's SG&A rate was 39.1% versus 39.2% during the same period last year.

The Company's operating income during the second quarter of $188.9 million increased 10.1%, or 66 basis points, to 12.8% of total sales as compared to 12.1% during the second quarter of fiscal 2010.

Operating cash flow through the second quarter was $469.6 million versus $495.5 million last year.  Free cash flow through the second quarter decreased 29.5% to $287.3 million from $407.6 million last year.  Capital expenditures were $151.6 million through the second quarter as compared to $99.3 million through the second quarter of fiscal 2010.

“We are pleased with our 26% increase in EPS and our 66 basis-point improvement in the second quarter operating income rate to 12.8%,” said Mike Norona, Executive Vice President and Chief Financial Officer. “This profit growth was driven by the 138 basis points of cost leverage that our team delivered through our efforts to build a more competitive cost structure. While we are still in the early stages, this work is enabling us to continue to invest in areas such as commercial,
e-commerce and our DIY business. These investments and favorable industry dynamics give us confidence in our ability to grow and improve our profitability.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended		Fifty-Two Weeks Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010	FY 2010	FY 2009

Sales Growth %	4.4%	7.2%	4.0%	8.1%	9.5%	7.1%

Sales per Store	$1,700	$1,638	$1,700	$1,638	$1,697	$1,595

Operating Income per Store	$170	$153	$170	$153	$168	$142

Return on Invested Capital	18.5%	16.5%	18.5%	16.5%	17.5%	15.1%

Gross Margin Return on Inventory	$5.89	$4.70	$5.89	$4.70	$5.05	$3.98

Total Store Square Footage, end of period	26,400	25,543	26,400	25,543	25,950	24,973

Total Team Members, end of period	52,141	50,961	52,141	50,961	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted. Refer to the presentation of the financial metrics on a GAAP basis, definitions of the financial metrics and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial statements in this press release.

Store Information

During the second quarter, the Company opened 28 stores, and closed 1 store. As of July 16, 2011, the Company's total store count was 3,627 including 203 Autopart International stores.

Share Repurchases

During the second quarter, the Company repurchased 4.0 million shares of its common stock at an aggregate cost of $239.7 million, or an average price of $60.31 per share. Through the second quarter the Company has repurchased 8.2 million shares of its common stock at an aggregate cost of $509.7 million, or an average price of $62.07 per share.

Share Repurchase Authorization

On August 9, 2011, the Company's Board of Directors authorized a $300 million share repurchase program. This new authorization replaces the Company's $500 million share repurchase program authorized in February 2011, which had $112 million remaining.

Dividend

On August 9, 2011, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 7, 2011 to stockholders of record as of September 23, 2011.

Investor Conference Call

The Company will host a conference call on Thursday, August 11, 2011 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 12, 2012.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of July 16, 2011, the Company operated 3,627 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2011. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended January 1, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 16,	January 1,	July 17,
	2011	2011	2010

Assets

Current assets:
Cash and cash equivalents	$68,820	$59,209	$160,818
Receivables, net	122,188	124,227	114,885
Inventories, net	2,091,913	1,863,870	1,816,998
Other current assets	59,245	76,965	48,669
Total current assets	2,342,166	2,124,271	2,141,370

Property and equipment, net	1,172,132	1,143,170	1,098,901
Assets held for sale	707	1,472	1,472
Goodwill	34,387	34,387	34,387
Intangible assets, net	24,839	25,360	25,834
Other assets, net	29,237	25,557	26,763
	$3,603,468	$3,354,217	$3,328,727

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$991	$973	$1,075
Financed vendor accounts payable	—	31,648	43,442
Accounts payable	1,570,320	1,292,113	1,266,244
Accrued expenses (a)	396,187	404,086	452,490
Other current liabilities (a)	118,537	119,229	82,963
Total current liabilities	2,086,035	1,848,049	1,846,214

Long-term debt	565,420	300,851	301,254
Other long-term liabilities (a)	187,735	165,943	114,809
Total stockholders' equity	764,278	1,039,374	1,066,450
	$3,603,468	$3,354,217	$3,328,727

(a)
Effective January 1, 2011, the Company reclassified $50.3 million of its self-insurance liability from Accrued expenses to Other long-term liabilities because the timing of future payments had become predictable based on historical patterns. Due to the maturity of the program, the Company can now rely upon these historical patterns in determining the current portion of these liabilities. This reclassification was partially offset by the related income tax impact.

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 16, 2011 and July 17, 2010
(in thousands, except per share data)
(unaudited)

	July 16,	July 17,
	2011	2010

Net sales	$1,479,839	$1,417,956
Cost of sales, including purchasing and warehousing costs	743,991	702,688
Gross profit	735,848	715,268
Selling, general and administrative expenses	546,921	543,666
Operating income	188,927	171,602
Other, net:
Interest expense	(8,007)	(7,176)
Other expense, net	(212)	(1,702)
Total other, net	(8,219)	(8,878)
Income before provision for income taxes	180,708	162,724
Provision for income taxes	67,601	61,813
Net income	$113,107	$100,911

Basic earnings per share (a)	$1.48	$1.18
Diluted earnings per share (a)	$1.46	$1.16

Average common shares outstanding (a)	75,979	85,394
Average common shares outstanding - assuming dilution (a)	77,426	86,410

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 16, 2011 and July 17, 2010, we had 74,072 and 84,198 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 16, 2011 and July 17, 2010
(in thousands, except per share data)
(unaudited)

	July 16,	July 17,
	2011	2010

Net sales	$3,377,902	$3,248,562
Cost of sales, including purchasing and warehousing costs	1,683,853	1,622,517
Gross profit	1,694,049	1,626,045
Selling, general and administrative expenses	1,319,145	1,272,271
Operating income	374,904	353,774
Other, net:
Interest expense	(17,726)	(13,132)
Other expense, net	(157)	(1,178)
Total other, net	(17,883)	(14,310)
Income before provision for income taxes	357,021	339,464
Provision for income taxes	134,331	129,122
Net income	$222,690	$210,342

Basic earnings per share (a)	$2.85	$2.37
Diluted earnings per share (a)	$2.79	$2.34

Average common shares outstanding (a)	77,973	88,433
Average common shares outstanding - assuming dilution (a)	79,484	89,303

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 16, 2011 and July 17, 2010, we had 74,072 and 84,198 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 16, 2011 and July 17, 2010
(in thousands)
(unaudited)

	July 16,	July 17,
	2011	2010

Cash flows from operating activities:
Net income	$222,690	$210,342
Depreciation and amortization	92,973	86,933
Share-based compensation	9,992	11,343
Provision (benefit) for deferred income taxes	25,962	(2,118)
Excess tax benefit from share-based compensation	(4,780)	(2,809)
Other non-cash adjustments to net income	2,674	3,860
Decrease (increase) in:
Receivables, net	2,057	(22,325)
Inventories, net	(228,043)	(185,131)
Other assets	17,162	14,229
Increase in:
Accounts payable	278,207	299,970
Accrued expenses	41,922	78,094
Other liabilities	8,734	3,112
Net cash provided by operating activities	469,550	495,500

Cash flows from investing activities:
Purchases of property and equipment	(151,595)	(99,327)
Proceeds from sales of property and equipment	1,028	104
Net cash used in investing activities	(150,567)	(99,223)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(7,820)	3,099
(Decrease) increase in financed vendor accounts payable	(31,648)	11,350
Issuance of senior unsecured notes	—	298,761
Early extinguishment of debt	—	(200,000)
Net borrowings (payments) on credit facilities	265,000	—
Payment of debt related costs	(3,561)	(4,530)
Dividends paid	(14,155)	(16,010)
Proceeds from the issuance of common stock, primarily exercise of stock options	7,673	27,142
Excess tax benefit from share-based compensation	4,780	2,809
Repurchase of common stock	(529,176)	(457,371)
Other	(465)	(727)
Net cash used in financing activities	(309,372)	(335,477)

Net increase in cash and cash equivalents	9,611	60,800
Cash and cash equivalents, beginning of period	59,209	100,018
Cash and cash equivalents, end of period	$68,820	$160,818

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 16, 2011 and July 17, 2010
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	July 16,	July 17,
	2011	2010

Cash flows from operating activities	$469,550	$495,500
Cash flows used in investing activities	(150,567)	(99,223)
	318,983	396,277

(Decrease) increase in financed vendor accounts payable	(31,648)	11,350

Free cash flow	$287,335	$407,627

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Key Financial Metrics and Statistics(1):
	Twelve Weeks Ended		Twenty-Eight Weeks Ended		Fifty-Two Weeks Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010	FY 2010	FY 2009

Sales Growth %	4.4%	7.2%	4.0%	8.1%	9.5%	5.3%
Sales per Store (2)(3)	$1,700	$1,638	$1,700	$1,638	$1,697	$1,595
Operating Income per Store (2)(4)	$170	$149	$170	$149	$168	$134
Return on Invested Capital (2)(5)	18.5%	16.4%	18.5%	16.4%	17.5%	14.6%
Gross Margin Return on Inventory (2)(6)	$5.89	$4.70	$5.89	$4.70	$5.05	$3.98
Total Store Square Footage, end of period	26,400	25,543	26,400	25,543	25,950	24,973
Total Team Members, end of period	52,141	50,961	52,141	50,961	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. These financial metrics have been reported on a GAAP basis which include the impact of store divestiture expenses in fiscal 2009. These financial metrics should be read in conjunction with our financial metrics presented on a comparable basis earlier in this press release. Refer to the “Selected Consolidated Data” on page 18 of our 2010 Form 10-K for further explanation of these items.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in these supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	July 16, 2011	July 17, 2010
	As Reported	As Reported	Comparable Adjustments (a)	Comparable

Net income	$358,401	$306,800	$6,919	$313,719
Add:
After-tax interest expense and other, net	19,619	15,050	—	15,050
After-tax rent expense	190,984	187,323	—	187,323
After-Tax Operating Earnings	569,004	509,173	6,919	516,092

Average assets (less cash)	3,351,278	3,043,245	13,029	3,056,274
Less: Average liabilities (excluding total debt)	(2,116,364)	(1,731,120)	(4,936)	(1,736,056)
Add: Capitalized lease obligation (rent expense * 6) (b)	1,837,002	1,798,878	—	1,798,878
Total Invested Capital	3,071,916	3,111,003	8,093	3,119,096

ROIC	18.5%	16.4%	—	16.5%

Rent expense	$306,167	$299,813	$—	$299,813
Interest expense and other, net	$31,451	$24,096	$—	$24,096

(a)
The Company has also presented its ROIC calculation on a comparable basis which excludes the impact of store divestiture expenses in fiscal 2009. Refer to the “Selected Consolidated Data” on page 18 of our 2010 Form 10-K for further explanation of these items.

(b)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.